EXHIBIT (q)(i)(a)
POWER OF ATTORNEY
          The undersigned Trustees of WT Mutual Fund (the “Trust”) hereby appoint each of John J. Kelley and Neil Wolfson as attorneys-in-fact and agents, in all capacities, to execute and to file any and all amendments to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, covering the registration of the Trust as an investment company and the sale of shares of the series of the Trust, also including all exhibits and any and all documents required to be filed with respect thereto with the Securities and Exchange Commission or any regulatory authority, including applications for exemptive order rulings. The undersigned grant to said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.
          The undersigned Trustees hereby execute this Power of Attorney as of this 24th day of August 2006.

Name	Title
/s/ Robert H. Arnold Robert H. Arnold	Trustee

/s/ Eric Brucker Eric Brucker	Trustee

/s/ Robert J. Christian Robert J. Christian	Trustee

/s/ Nicholas A. Giordano Nicholas A. Giordano	Trustee

/s/ Louis Klein, Jr. Louis Klein, Jr.	Trustee

/s/ John J. Quindlen John J. Quindlen	Trustee

/s/ Mark Sargent Mark Sargent	Trustee